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                                                                    EXHIBIT 4.41

                           SHARE DISPOSITION AGREEMENT

THIS SHARE DISPOSITION AGREEMENT (this "Agreement") is entered into by and among the following parties (the "Parties") in Beijing, People's Republic of China ("PRC") on January 28, 2006.

PARTY A:              ANJIAN XINGYE TECHNOLOGY (BEIJING) COMPANY LIMITED
Address:              Room C709, south road No. 18, west ring of Beijing Economy
                      & Technology  Development Area

Legal Representative:

PARTY B:              WANG GUIJUN
Address:              A17, An De Li North Street, Dongcheng District, Beijing

PARTY C:              LI YANG
Address:              No. 210 Building 397, Guang An Men Wai Avenue, Xuanwu
                      District Beijing
WHEREAS

1.   Party A is a wholly foreign-owned enterprise registered in the PRC.

2. Beijing Xinrui Network Technology Company Limited ("Xinrui Network") is a limited liability company registered in the PRC and licensed by relevant government authorities to hold a Telecommunications Value-added Service Operation Permit, which qualifies it to engage in telecommunications value-added service.

3. Party B and Party C are shareholders of Xinrui Network ("Authorizing Party") and own 51% and 49% equity interest in Xinrui Network.

1.   GRANT OF THE OPTION

1.1  Grant

     All parties of this Agreement agree that as this Agreement is executed, Party A has an exclusive option. Pursuant to the condition stipulated in this Agreement, Party A or its designated third


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     party is entitled to purchase the option owned by the Authorizing Party of all the shares in Xinrui Network at the lowest price permitted by PRC laws. Party A is granted the said option after the execution of this Agreement and the granted option is irrevocable during the term of this Agreement.

1.2  Term

     This Agreement shall take effect as of the date of execution by the parties hereto and shall remain in full force and effect until all of the equity interests held by the Shareholders of Xinrui Network in Xinrui Network have been purchased by Party A with the permission of PRC laws.

2.   EXERCISE OF THE OPTION AND ITS CLOSING

2.1  Timing of Exercise

     2.1.1 The Authorizing Party agree unanimously that with the permission of PRC laws and regulations, Party A may exercise part or full option anytime during the term of this Agreement.

     2.1.2 The Authorizing Party agree unanimously that there is no limitation on the times for Party A to exercise its option, unless Party A has purchased all of the equity interests in Xinrui Network.

     2.1.3 The Authorizing Party agree unanimously that Party A may designate in its sole discretion any third party to exercise the options on its behalf, in which case Party A shall provide a prior written notice to the Authorizing Party.

2.2  Presentation of the amount for the options

     The Authorizing Party agree unanimously that Party A will present all the amount by exercising the options by Party A to Xinrui Network free of charge.

2.3  Transfer


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     The Authorizing Party agree unanimously that the options of Party A under this Agreement may be transferred to a third party, which shall be deemed as a party to this Agreement and is entitled to exercise the options under terms of this Agreement, to enjoy the rights assume the obligations of Party A under this Agreement.

2.4  Notice Requirement

     To exercise an Option, Party A shall send an written notice to the Authorizing Party of such Option is to be exercised 10 days prior to each closing date (as defined below), specifying the following:

     2.4.1 The date of the effective closing of such purchase (a "Closing
          Date");

     2.4.2 the name of the person in which the Equity Interests shall be registered;

     2.4.3 the amount of Equity Interests to be purchased from such Authorizing Party;

     2.4.4 means of payment; and

     2.4.5 a power of attorney (applicable if a third party has been designated to exercise the Option)

     The Authorizing Party agree unanimously that Party A is entitled to exercise the Options and elect to register the Equity Interests in the name of a third party as it may designates from time to time.

2.5  Transfer the Purchased Shares

     When Party A exercises the option:

     (1) Party B and Party C shall instruct Xinrui Network to hold shareholders meeting timely; a resolution of approving Party B and Party C to transfer their shares in Xinrui Network to Party A and/or designated third party shall be passed on the shareholders meeting;


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     (2)  Party B and Party C shall conclude with Party A (or designated third party of Party A in proper circumstances) a share transfer agreement, which is Exhibit 1 hereto simultaneously upon signing this Agreement;

     (3) All relevant parties shall sign all the other contracts, agreement or documents. All the necessary permits and approvals from authorities shall be obtained. All actions shall be taken. Party B and Party C shall transfer the ownership of the purchased share to Party A and/or its designated third party without any mortgage to any third party, make Party A and/or its designated third party to be the registered owner of the purchased share, and provide updated business license, permit certificate and other relevant documents issued from Chinese authorities, which reflect the change of shareholder, directors and legal representative.

3.   REPRESENTATIONS AND WARRANTIES

3.1  The Authorizing Party hereby present and warrant as follows:

     3.1.1 They have the full power and authority to enter into and perform this Agreement;

     3.1.2 The fulfilling of the obligations hereunder does not violate any applicable laws, regulations and contracts, or require any government authorization or approval;

     3.1.3 There is no lawsuit, arbitration or other legal or administrative procedures pending which, based on its knowledge, will possibly have material and adverse affects on the performance of this Agreement;

     3.1.4 They have disclose to Party A all the documents issued from authorities, which may have material disadvantage influence on performance of this Agreement;

     3.1.5 They are not announced bankruptcy;

     3.1.6 There is no any pledge, debt or other third party right on the equity interests in Xinrui Network held by the Authorizing Party.


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     3.1.7 The Authorizing Party will not set pledge, debt or other third party rights on the equity interests in Xinrui Network and will not dispose the same to any third party by transferring, presenting, pledging or any other means;

     3.1.8 The options granted to Party A are exclusive, and the Authorizing Party shall not grant options or similar right to other parties in any ways.

     3.1.9 Xinrui Network's debt not exceeds [__] RMB on legal or financial respect.

     3.1.10 During the term of this Agreement, the business operated by Xinrui Network is compliance with laws, regulations and measures & other administrative regulations and guidelines issued by administrative authorities of People's Republic of China; moreover, there is no any violation of the aforesaid regulations, which will result in material disadvantage influence on company's business operation or assets;

     3.1.11 Xinrui Network has good financial and business standard and tradition, which keep its legal existence. Xiinrui Network's business and matters settlement is run by principle of prudence and efficiency; all Party A's license and permit, etc for operating businesss are kept by its utmost efforts; ensure the aforesaid license and permit will not be canceled;

     3.1.12 provide all the operation and financial materials of Xinrui Network on Party A's request;

     3.1.13 Xinrui Network shall not take the following actions when Party A (a designated qualified third party) exercises its option of purchasing all share or assets:

          (a) sell, transfer, mortgage or by any other ways to dispose any assets, any legal or beneficial interests of business or income or allow to make any mortgage on the aforesaid rights and interests (excluding those occurred in normal or daily business or disclosed to Party A and obtained Party A's written consent).

          (b) running business, which has material influence on its assets, responsibility, operation, shares and other legal rights (excluding those occurred in normal or


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               daily business or disclosed to Party A and obtained Party A's written consent);

          (c) distribute any dividends or interests in any forms to shareholders by any ways;

          (d) without Party A's prior written consent, shall not inherit, promise or admit any debt shall occur, but exclude (i) debt originated from normal or daily business operation not from loan; and (ii) those have been disclosed to Party A and obtained Party A's written consent;

          (e) without Party A's prior written consent, shall not conclude any material contracts, excluding contracts concluded during normal business operation(a contract, whose value exceeds 100,000 RMB, shall be deemed as material contract);

          (f) without Party A's prior written consent, shall not merger or combine with any third parity, or purchase or invest in any third party.

     3.1.14 The shareholders of Xinrui Network shall not take the following actions when Party A (a designated qualified third party) exercises its option of purchasing all share or assets separately or jointly:

          (a) add, change or revise Xinrui Network's Article of Association; moreover, the said adding, change or revising will materially influence Xinrui Network's assets, responsibility, operation, shareholding or other legal rights (excluding increase investment according to requirements of law);

          (b) make Xinrui Network into pursuing any business, which has material influence on Xinrui Network's assets, responsibility, operation, shares and any other legal rights (excluding those occurred in normal or daily business or disclosed to Party A and obtained Party A's written consent);

          (c) make Xinrui Network into pass any resolution of distribution of any dividends or interests in any forms to shareholders by any ways;


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          (d)  without Party A's prior written consent, sell, transfer, mortgage or by any other ways to dispose any assets, any legal or beneficial interests of business or income or allow to make any mortgage on the aforesaid rights and interests anytime after execution of this Agreement;

          (e) make Xinrui Network's shareholders' meeting to approval Xinrui Network to sell, transfer, mortgage or by any other ways to dispose any assets, any legal or beneficial interests of business or income or allow to make any mortgage on the rights and interests of Xinrui Network's shares without Party A's prior written consent;

          (f) make Xinrui Network's shareholders' meeting to approval merger or combination with any third party, purchasing or investment in any third party without Party A's prior written consent;

          (g) inform Party A timely of all litigation, arbitration or administrative procedures related with its share in Xinrui Network, which occurred or possibly occur;

          (h) make shareholders' meeting of Xinrui Network to pass a resolution of transferring the purchased share stipulated hereof; whereas, shall make Xinrui Network to modify its Article of Association, which shall be stipulated that registration change procedures at relevant Chinese authorities shall commence as soon as Party B and/or Party C transfer its shares to Party A or Party A's designated third party, or any change matters stipulated in this Agreement occurs; each shareholders of Xinrui Network shall make Xinrui Network to pass a resolution that appoint Party A or Party A's designated third party to be the new director and new legal representative;

          (i) sign all necessary or proper documents for containing ownership of its shares; take all necessary of proper actions and bring all necessary or proper complaint or make all necessary or proper defense to compensation complaint;

          (j) transfer its shares to any designated party at anytime without any condition upon Party A's request and waive its preferential purchase right to the shares


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               transferred by other shareholder;

          (k) strictly abide by this Agreement and all stipulation in other contracts concluded by and among Party B, Party C and Party A jointly or separately; perform all obligations under the aforesaid contracts; to do or not to do any actions, which shall affect validity and performance of the aforesaid contracts.

3.2  Undertaking

     Authorizing Party hereby undertakes to Party A that it will bear all costs arising from executing each Assignment, process all formalities needed for Party A or its designated third party to be the shareholders of Xinrui Network. Formalities include, but are not limited to, assisting Party A with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Assignment to the relevant administrative department of industry and commerce for the purpose of amending the Articles of Association, changing the list of shareholders and undertaking any other changes.

3.3 Party B and Party C hereby make the following representations and warranties to Party A jointly and separately on the execution date and each transferring date:

     (1) it has fully rights and capability to enter into and deliver this Agreement, to sign any share transfer agreement(referred as share transfer agreement respectively), which Party B or Party C as one party according to this Agreement to transfer purchased share, and perform all obligation under this Agreement and any share transfer agreement. After the execution of this Agreement and any share transfer agreement with Party B or Party C as one party, this Agreement and share transfer agreement shall have legal and valid bonding to Party B and Party C and can be performed by force.

     (2) Any execution and turnover of this Agreement, any share transfer agreement or obligation under this Agreement or any share transfer agreement will not result in: (i) violation of any Chinese laws; (ii) not in compliance with Article of Association or other organization documents; (iii) violation any contract, which it is one party or has any bonding effect on it; or breaching any the aforesaid contract;
          (iv) violation any permit or approval of pursuing its business; or (v) ceasing or cancel of any permit or approval or


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          any additional condition;

     (3) Party B and Party C have the ownership of the assets and they do not make any mortgage on the aforesaid assets;

     (4) Xinrui Network do not have any debt, that shall be paid, excluding (i) debts occurred in normal business operation, and (ii) debts already disclosed to Party A and obtained Party A's written consent;

     (5) Xinrui Network abide by all laws and regulations in respect of assets acquisition;

     (6) There is no litigation, arbitration or administrative procedures in progress or which is pending or possibly occur in future in respect of share, Party B's assets and company.

4.   TAXES

     All taxes arising from the performance of this Agreement will be paid by each party respectively.

5.   BREACH OF AGREEMENT

     If either party to this Agreement breaches any representations, warranties, promises and obligation under this Agreement, the defaulting party shall compensate all the actual losses the abiding party suffered.

6.   GOVERNING LAW AND DISPUTE SETTLEMENT

6.1  Governing Laws

     This Agreement shall be governed by the laws of the PRC, including but not limited to the execution, performance, effect and interpretation of this Agreement.

6.2  Friendly Consultation

     The Parties shall settle the dispute regarding the interpretation or performance of this


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     Agreement through friendly consultation or mediation by a third party. Any dispute that failing such consultation or mediation shall be submitted to the arbitration authority for arbitration within 30 days after the commencement of such discussions.

6.3  Arbitration

     Any dispute in connection with this Agreement shall submit to China International Trade Arbitration Committee (Beijing) for arbitration in accordance with its arbitration rules. The arbitration award shall be final and binding on all Parties to this Agreement.

7.   CONFIDENTIALITY

7.1  Confidential Information

     The contents of this Agreement and the Annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the part agreed upon by the Parties with a prior written agreement). Each Party's obligations under this clause shall survive after the termination of this Agreement.

7.2  Exceptions

     If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any Party shall not be deemed a violation of Article 7.1 above.

8.   MISCELLANEOUS

8.1  Entire agreement

     This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the Parties. The Annexes attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.


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8.2  Notices

     8.2.1 Any notices or other correspondences among the Parties in connection with the Performance of this Agreement shall be in writing and be delivered in person, by registered mail, prepaid mail, recognized express mail or facsimile to the following correspondence addresses:

     PARTY A:   AN JIAN XING YE TECHNOLOGY (BEIJING) COMPANY LIMITED
     Address:   Room C709, south road No. 18, west ring of Beijing Economy
                & Technology  Development Area
     Fax:       __________________________
     Tele:      __________________________
     Addressee: He Zhicheng

     PARTY B:   WANG GUIJUN
     Address:   A17, An De Li North Street, Dongcheng District, Beijing
     Fax:       __________________________
     Tele:      __________________________
     Addressee: __________________________

     PARTY C:   LI YANG
     Address:   No. 210 Building 397, Guang An Men Wai Avenue, Xuanwu
                District Beijing
     Fax:       __________________________
     Tele:      __________________________

     8.2.2 Notices and correspondences shall be deemed to have been effectively delivered:

          8.2.2.1 at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

          8.2.2.2 on the date that the receiving Party signs for the document, if delivered in person (including express mail);


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          8.2.2.3 on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

     8.2.3 Binding Force

          This Agreement shall be binding on the Parties.

8.3  Language and Counterparts

     This Agreement shall be executed in 3 originals in Chinese, with each party holding one copy.

8.4  Days and Business Day

     A reference to a day herein is to a calendar day. A reference to a business day herein is to any day from Monday through Friday in a week.

8.5  Headings

     The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

8.6 The obligation, promises and responsibilities of each shareholder of Xinrui Network under this Agreement shall be deemed as separately or jointly; each shareholder shall take joint and several liability. To Party A, the breach made by either shareholder of Xinrui Network shall be automatically deemed as other shareholders breaching.

8.7  Unspecified Matters

     Any matter not specified in this Agreement shall be handled through discussions among the Parties and resolved in accordance with PRC laws.


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(No text on this page, signatory page)

PARTY A: AN JIAN XING YE TECHNOLOGY (BEIJING) COMPANY LIMITED


Authorized Representative:
                           ----------------------------------


PARTY B: WANG GUIJUN


Signature:
           -----------------------------------


PARTY C: LI YANG


Signature:
           -----------------------------------


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Exhibit 1. Share Transfer Agreement

[Summary of Chinese-language exhibit]

                            SHARE TRANSFER AGREEMENT

Form of a Share Transfer Agreement among Sharp Edge Group Limited, Wang Guijun, Li Yang and Xinrui Network Technology Company Limited pursuant to which Wang Guijun and Li Yang agree to transfer all their shares in Xinrui Network Technology Company Limited to Sharp Edge Group Limited at such time that Sharp Edge Group Limited exercises its option to purchase such shares under the Share Disposition Agreement.